Exhibit 99.1

DANCO ACQUISITION CORPORATION

FINANCIAL STATEMENTS

FOR THE YEARS ENDED

DECEMBER 31, 2014 AND 2013

(unaudited)

DANCO ACQUISITION CORPORATION

CONTENTS

December 31, 2014 and 2013

Page
CONSOLIDATED FINANCIAL STATEMENTS

Balance Sheets	1

Statements of Operations	2

Statements of Stockholders’ Deficit	3

Statements of Cash Flows	4

Notes to Financial Statements	5 – 21

DANCO ACQUISITION CORPORATION

CONSOLIDATED BALANCE SHEETS

December 31, 2014 and 2013

(unaudited)

	2014	2013
ASSETS
Current assets
Cash and cash equivalents	$252,398	$169,505
Accounts receivable less allowance for doubtful accounts of $14,622 and $14,507, respectively	1,928,689	1,921,695
Inventory, net	1,698,564	2,010,681
Prepaid expenses	153,655	85,164

Total current assets	4,033,306	4,187,045
Property and equipment, net	2,054,926	2,127,753
Intangible assets, net	—	253,535
Other assets	35,148	35,148

Total assets	$6,123,380	$6,603,481

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities
Accounts payable	$737,526	$897,039
Accrued liabilities	1,514,373	1,458,726
Current portion—capital leases	162,916	162,916

Total current liabilities	2,414,815	2,518,681
Line of credit	4,000,000	3,150,000
Capital leases, net of current portion	387,475	179,195
Long-term debt	14,520,514	14,520,514

Total liabilities	21,322,804	20,368,390

Commitments and Contingencies (Note 14)
Stockholders’ deficit
Preferred stock, $0.0001 par value; 2,000 shares authorized, 42 shares issued and outstanding as of December 31, 2014 and 2013	3,791,735	3,791,735
Common stock, $0.0001 par value; 10,000 shares authorized, 1,287 and 1,241 shares issued and outstanding as of December 31, 2014 and 2013, respectively	9,595	9,549
Accumulated deficit	(19,000,754)	(17,566,193)

Total stockholders’ deficit	(15,199,424)	(13,764,909)

Total liabilities and stockholders’ deficit	$6,123,380	$6,603,481

The accompanying notes are an integral part of these financial statements

DANCO ACQUISITION CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

December 31, 2014 and 2013

(unaudited)

	2014	2013
Sales	$11,866,581	$13,152,961
Cost of sales	9,545,084	11,393,283

Gross profit	2,321,497	1,759,678
General and administrative expenses	2,857,016	3,062,554

Operating loss	(535,519)	(1,302,876)

Other income (expense)
Interest expense	(924,573)	(846,692)
Other income, net	27,131	9,930

	(897,442)	(836,762)

Net loss before income taxes	(1,432,961)	(2,139,638)
Provision for income taxes	(1,600)	(1,600)

Net loss	$(1,434,561)	$(2,141,238)

The accompanying notes are an integral part of these financial statements

DANCO ACQUISITION CORPORATION

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT

December 31, 2014 and 2013

(unaudited)

	Preferred Stock		Common Stock		Acummulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Deficit	Deficit
Balance as of December 31, 2012	42	$3,791,735	580	$8,300	$(15,424,955)	$(11,624,920)
Repurchase of Class A common stock at $1.00 per share	—	—	(580)	(580)	—	(580)
Exercise of warrants and conversion into Class A common stock	—	—	1,241	1,829	—	1,829
Net loss	—	—	—	—	(2,141,238)	(2,141,238)

Balance as of December 31, 2013	42	3,791,735	1,241	9,549	(17,566,193)	(13,764,909)
Purchase of Class A common stock at $1.00 per share	—	—	46	46	—	46
Net loss	—	—	—	—	(1,434,561)	(1,434,561)

Balance as of December 31, 2014	42	$3,791,735	1,287	$9,595	$(19,000,754)	$(15,199,424)

The accompanying notes are an integral part of these financial statements

DANCO ACQUISITION CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

December 31, 2014 and 2013

(unaudited)

	2014	2013
Cash flows from operating activities
Net loss	$(1,434,561)	$(2,141,238)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation expense	559,388	537,969
Amortization expense	253,535	320,255
Amortization of debt issuance costs	—	148,722
Provision for doubtful accounts	115	539
Provision for obsolete inventory	(349,965)	(223,863)
Non cash interest expense	16,821	—
Changes in operating assets and liabilities:
Accounts receivable	(7,109)	(173,920)
Inventory	662,082	302,353
Prepaid expenses and other assets	(68,491)	9,515
Accounts payable and accrued liabilities	(103,866)	548,071

Net cash used in operating activities	(472,051)	(671,597)

Cash flows from investing activities
Payments for the purchase of fixed assets	(98,283)	(86,600)

Net cash used in investing activities	(98,283)	(86,600)

Cash flows from financing activities
Principal payments on note payable	—	(81,659)
Net proceeds from line of credit	850,000	981,659
Payments on capital leases	(196,819)	(166,752)
Proceeds from exercise of warrants	—	1,829
Proceeds from purchase of common stock	46	—
Repurchase of common stock	—	(580)

Net cash provided by financing activities	653,227	734,497

Net increase (decrease) in cash and cash equivalents	82,893	(23,700)
Cash and cash equivalents, beginning of year	169,505	193,205

Cash and cash equivalents, end of year	$252,398	$169,505

Supplemental disclosures of cash flow information
Interest expense paid	$673,881	$629,664
Income taxes paid	1,600	1,600
Income taxes refunds received	—	—
Non-cash investing and financing activities
Property and equipment purchased under capital lease	$388,279	$103,694
Conversion of 1,237.43 shares Class A voting common stock into Class B non-voting common stock	$1,238	$—

The accompanying notes are an integral part of these financial statements

DANCO ACQUISITION CORPORATION

NOTES TO FINANCIAL STATEMENTS

December 31, 2014 and 2013

(unaudited)

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

DPMS, Inc. dba Danco Machine DPMS (the “Company” or “Danco”) was founded in 1979 to meet the challenge of providing competitively priced, quality prototype machining services to the emerging high-tech industries of the Silicon Valley.

On October 17, 2007, the Company was acquired by Danco Acquisition Corporation, an entity created by a group of private equity firms to facilitate their acquisition of the Company. The transaction was effected so that Danco would have the necessary financial and managerial resources available to continue to strategically grow. These financial statements contain the consolidated results of Danco Acquisition Corporation and its wholly owned subsidiary DPMS, Inc.

Liquidity and Management’s Plans

The Company has experienced recurring operating losses and recurring operating cash flow deficits. Management has plans to return the Company to profitability and positive cash flows. Management is closely monitoring its demand, and if demand does not increase as expected, management may implement cost-cutting measures. If strategies to improve margins and reduce operating costs are not successful, and the Company is not able to meet its debt obligations, then the Company will need to further reduce expenses or raise additional capital through other sources.

The Company also has $14,520,514 of notes payable and a line of credit balance of $4,000,000 which mature in 2016. These balances are payable to a lender who is an affiliated entity of the majority stockholder of the Company. This stockholder has demonstrated continued support of its investment in the Company. If the Company is unable to improve the cash flow from operations, the Company will need to seek additional capital from the stockholders or other sources. However, there is no assurance that the stockholders will continue to provide capital to the Company or that the Company will be able to obtain additional capital from other sources.

The consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result should the Company be unable to continue as a going concern.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with original maturity of three months or less to be cash equivalents.

DANCO ACQUISITION CORPORATION

NOTES TO FINANCIAL STATEMENTS

December 31, 2014 and 2013

(unaudited)

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Revenue Recognition and Allowance for Doubtful Accounts

The Company recognizes revenue when (i) delivery of product has occurred, (ii) there is persuasive evidence of a sale arrangement, (iii) selling prices are fixed or determinable, and (iv) collectability from the customers is reasonably assured. Revenue is recorded when the risk and rewards of ownership are transferred to the Company’s customers, which generally occurs upon shipment of the product. Accounts receivable is stated at an amount that management believes to be collectible. Historically, bad debts have been within management’s expectations.

Inventory

Inventory is stated at the lower of standard cost (which approximates actual cost on a first-in, first-out basis) or market. The Company evaluates the valuation of all inventory, including raw materials, work-in-process, finished goods and spare parts on a periodic basis. Obsolete inventory or inventory in excess of management’s estimated usage is written down to its estimated market value less costs to sell, if less than its cost. Inherent in the estimates of market value are management’s estimates related to economic trends, future demand for products and technological obsolescence of the Company’s products.

Property and Equipment

Property and equipment are recorded at cost and include improvements that significantly add to productive capacity or extend useful life. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which range from three to fifteen years. Repair and maintenance costs that do not increase the useful lives and/or enhance the value of the assets are charged to operations as incurred. Leasehold improvements are stated at cost and amortized over the lesser of the terms of the respective leases or the assets’ useful lives.

The Company evaluates its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Long-lived assets consist primarily of property and equipment. Recoverability of assets is measured by a comparison of the carrying amount of an asset group to future net cash flows expected to be generated by the asset group. If such assets are considered to be impaired, the impairment charge is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value, less cost to sell. The Company did not recognize any impairment charges associated with long-lived assets during the years ended December 31, 2014 and 2013.

DANCO ACQUISITION CORPORATION

NOTES TO FINANCIAL STATEMENTS

December 31, 2014 and 2013

(unaudited)

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Intangible Assets

Intangible assets are accounted for in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic No. 350, “Intangibles—Goodwill and Other Intangible Assets.” Intangible assets are amortized on a straight-line basis over the period of expected benefit with a weighted-average useful life of approximately 5.4 years with no calculated residual value. The estimated useful lives of identifiable intangible assets are as follows:

Covenants not to compete	5 years
Customer lists	7 years

Intangible assets were fully amortized during the year ended December 31, 2014.

Debt Issuance Costs

The Company amortizes debt issuance costs using the effective interest method over the term of the related notes payable.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is established when necessary to reduce deferred tax assets to the amounts expected to be realized.

Significant judgment is required in determining any valuation allowance recorded against deferred tax assets. In assessing the need for a valuation allowance, the Company considers all available evidence, including past operating results, estimates of future taxable income and the feasibility of tax planning strategies. In the event that the Company changes its determination as to the amount of deferred tax assets that is more likely than not to be realized, the Company will adjust its valuation allowance with a corresponding impact to the provision for income taxes in the period in which such determination is made.

DANCO ACQUISITION CORPORATION

NOTES TO FINANCIAL STATEMENTS

December 31, 2014 and 2013

(unaudited)

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Income Taxes (Continued)

The Company follows the authoritative guidance regarding uncertain tax positions. This guidance requires that realization of an uncertain income tax position must be more likely than not (i.e., greater than 50% likelihood of receiving a benefit) before it can be recognized in the financial statements. The guidance further prescribes the benefit to be realized assumes a review by tax authorities having all relevant information and applying current conventions. The Company recognizes potential accrued interest and penalties related to unrecognized tax benefits as income tax expense.

Shipping and Handling

Shipping and handling charges billed to customers are included in sales. The costs of shipping to customers are included in cost of sales in the Company’s consolidated statement of operations.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The Company’s most significant estimates relate to the allowance for doubtful accounts and inventory reserves.

Concentration of Credit Risk

The Company has a concentration of credit risk with respect to its trade receivables. The Company provides unsecured and interest-free credit, in the normal course of business, to its customers, and trade receivables are considered past due based on payment terms with customers. Management performs ongoing credit evaluations of its customers and monitors the trade receivable balances on a regular basis. An allowance for doubtful accounts is recorded based on management’s evaluation of outstanding trade receivables. Trade receivables are written off when all methods of collection have been exhausted and such write-offs have been within the range of management’s expectations. Management believes its credit acceptance, billing and collection policies are adequate to minimize potential credit risk.

The Company has a concentration of credit risk with respect to the volume of business transacted with certain customers. Four customers accounted for approximately 76% and two customers accounted for approximately 54% of the Company’s sales for the years ended December 31, 2014 and 2013, respectively. Three customers represented approximately 76% and 75% of the Company’s trade accounts receivable as of December 31, 2014 and 2013, respectively.

DANCO ACQUISITION CORPORATION

NOTES TO FINANCIAL STATEMENTS

December 31, 2014 and 2013

(unaudited)

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Fair Value of Financial Instruments

FASB ASC Topic No. 820 “Fair Value Measurements and Disclosures” defines fair value, establishes a consistent framework for measuring fair value and expands disclosure requirements about fair value measurements. The statement, among other things, requires the Company to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. This includes applying the fair value concept to (i) nonfinancial assets and liabilities initially measured at fair value in business combinations, (ii) reporting units or nonfinancial assets and liabilities measured at fair value in conjunction with goodwill impairment testing, (iii) other nonfinancial assets and liabilities measured at fair value in conjunction with impairment assessments and (iv) asset retirement obligations initially measured at fair value.

The statement established a hierarchal disclosure framework associated with the level of pricing observability utilized in measuring fair value. This framework defined three levels of inputs to the fair value measurement process and requires that each fair value measurement be assigned to a level corresponding to the lowest level input that is significant to the fair value measurement in its entirety. The three broad levels of inputs defined by the hierarchy are as follows:

•	Level 1 Inputs – quoted prices (unadjusted) in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date,

•	Level 2 Inputs – inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. If the asset or liability has a specified (contractual) term, a Level 2 input must be observable for substantially the full-term of the asset or liability and

•	Level 3 Inputs – unobservable inputs for the asset or liability. These unobservable inputs reflect the entity’s own assumptions about the assumptions that market participants would use in pricing the asset or liability and are developed based on the best information available in the circumstances (which might include the reporting entity’s own data).

Financial instruments for which disclosure only of fair value is required consist of the following:

•	Cash and cash equivalents – carrying value approximates fair value due to the short time to maturity.

•	Notes payable and line of credit – due to the related party nature of these obligations, the Company is unable to make a reasonable estimate of fair value.

DANCO ACQUISITION CORPORATION

NOTES TO FINANCIAL STATEMENTS

December 31, 2014 and 2013

(unaudited)

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Pronouncements

In May 2014, the FASB issued Accounting Standards Update (“ASU”) No. 2014-09, “Revenue from Contracts with Customers” (“ASU 2014-09”), which supersedes the revenue recognition requirements in “Revenue Recognition (Topic 605),” and requires entities to recognize revenue in a way that depicts the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled to in exchange for those goods or services. ASU 2014-09 is effective for annual reporting periods beginning after December 15, 2017, and interim periods within annual periods beginning after December 15, 2018, and is to be applied retrospectively, with early application permitted with the annual reporting periods beginning after December 15, 2016, including interim periods within that reporting period. Management is currently evaluating the new standard.

In August 2014, the FASB issued ASU No. 2014-15, “Presentation of Financial Statements—Going Concern: Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” which includes guidance about management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern within one year after the date that the financial statements are issued (or within one year after the date that the financial statements are available to be issued when applicable) and to provide related footnote disclosures. The amendments in this Update are effective for the annual period ending after December 15, 2016, and for annual periods and interim periods thereafter. Early application is permitted. Management is currently evaluating the new standard.

NOTE 2 – INVENTORY

Inventory consists of the following as of December 31:

	2014	2013
Raw materials and work in progress	$982,947	$1,256,000
Finished goods	1,617,763	2,006,792

	2,600,710	3,262,792
Less inventory reserve	(902,146)	(1,252,111)

Total inventory	$1,698,564	$2,010,681

DANCO ACQUISITION CORPORATION

NOTES TO FINANCIAL STATEMENTS

December 31, 2014 and 2013

(unaudited)

NOTE 3 – PROPERTY AND EQUIPMENT

Property and equipment consists of the following as of December 31:

	2014	2013
Machinery and equipment	$5,247,632	$4,808,770
Software	219,474	190,531
Office equipment	92,088	77,346
Leasehold improvements	18,857	18,857
Automobile	17,714	13,701

	5,595,765	5,109,205
Less accumulated depreciation	(3,540,839)	(2,981,452)

Total	$2,054,926	$2,127,753

The Company recorded $559,388 and $537,969 in total depreciation expense for the years ended December 31, 2014 and 2013, respectively. Of these amounts, depreciation expense related to assets acquired under capital leases was $214,719 and $177,585 for the years ended December 31, 2014 and 2013, respectively. Total cost of assets under capital leases at December 31, 2014 and 2013 was $1,254,066 and $788,743, respectively. Accumulated depreciation related to assets acquired under capital leases was $666,518 and $451,799 as of December 31, 2014 and 2013, respectively.

NOTE 4 – INTANGIBLE ASSETS

Intangible assets consist of the following as of December 31:

	2014	2013
Customer relationships	$2,241,784	$2,241,784
Covenant not to compete	500,000	500,000

Gross intangible assets	2,741,784	2,741,784
Less accumulated amortization	(2,741,784)	(2,488,249)

Total intangible assets	$—	$253,535

The aggregate amortization expense for the years ended December 31, 2014 and 2013 was $253,535 and $320,255, respectively.

DANCO ACQUISITION CORPORATION

NOTES TO FINANCIAL STATEMENTS

December 31, 2014 and 2013

(unaudited)

NOTE 5 – ACCRUED LIABILITIES

Accrued liabilities consisted of the following at December 31:

	2014	2013
Accrued interest	$1,017,805	$823,301
Employee-related liabilities	322,040	441,937
Other accrued liabilities	174,528	193,488

Total	$1,514,373	$1,458,726

NOTE 6 – DEBT ISSUANCE COSTS

Debt issuance costs are capitalized on the balance sheet resulting from financing arrangements as part of the acquisition of the Company by Danco Acquisition Corporation on October 17, 2007. The aggregate amortization expense for the year ended December 31, 2013 was $148,722 and such costs were fully amortized as of December 31, 2013.

NOTE 7 – NOTES PAYABLE

Notes payable consist of the following as of December 31, 2014 and 2013:

	2014	2013

Note A – Note payable to affiliated entity of a majority equity holder in the Company, secured by substantially all assets of the Company. In March 2013, the note was modified to allow the Company to request interest on the note to be calculated at 4.0% instead of the stated interest rate of the greater of 10.0% or the LIBOR rate plus 4.0%, payable monthly (actual rate was 4.0% as of December 31, 2014 and 2013, respectively). This note is subject to certain financial performance related covenants, which were waived subsequent to the year ended December 31, 2014. Interest is due and payable monthly, in arrears, commencing on September 1, 2012. In February 2015, the note’s maturity date was extended to August 2016.

	$2,575,000	$2,575,000

(continued on next page)

DANCO ACQUISITION CORPORATION

NOTES TO FINANCIAL STATEMENTS

December 31, 2014 and 2013

(unaudited)

NOTE 7 – NOTES PAYABLE (Continued)

(continued from previous page)

	2014	2013

Note B – Note payable to affiliated entity of a majority equity holder in the Company, secured by substantially all assets of the Company. In March 2013, the note was modified to allow the Company to request interest on the note to be calculated at 4.0% instead of the stated interest rate of the greater of 6.25% or the LIBOR rate plus 3.125%, payable monthly (actual rate was 4.0% as of December 31, 2014 and 2013, respectively). This note is subject to certain financial performance related covenants, which were waived subsequent to the year ended December 31, 2014. Interest is due and payable monthly, in arrears, commencing on September 1, 2012. In February 2015, the note’s maturity date was extended to August 2016.

	8,795,514	8,795,514

(continued on next page)

Note C – Note payable to affiliated entity of a majority equity holder in the Company, secured by substantially all assets of the Company. In March 2013, the note was modified to allow the Company to request interest on the note to be calculated at 5.0% instead of the stated interest rate of the greater of 5.0% or the LIBOR rate plus 4.75%, payable monthly (actual rate was 5.0% as of December 31, 2014 and 2013, respectively). This note is subject to certain financial performance related covenants, which were waived subsequent to the year ended December 31, 2014. Interest is due and payable monthly, in arrears, commencing on September 1, 2012. In February 2015, the note’s maturity date was extended to August 2016.

	1,150,000	1,150,000

(continued on next page)

DANCO ACQUISITION CORPORATION

NOTES TO FINANCIAL STATEMENTS

December 31, 2014 and 2013

(unaudited)

NOTE 7 – NOTES PAYABLE (Continued)

(continued from previous page)

2014	2013

Note payable to former stockholder, subordinated to all other debt held by the Company. Bears interest at 7.0%, compounded semiannually and payable quarterly. The note was previously amended to suspend interest payments until the Company meets certain financial measurements. At December 31, 2014 and 2013, accrued interest related to this note was $963,566 and $769,184, respectively (and is included in accrued liabilities in the balance sheet). Principal payments are equal to the amount that annual earnings before interest, taxes, depreciation and amortization (“EBITA”) exceeds $4,500,000, and requires the approval of the senior debt holders for payment. The note matures the later of February 2016 or six months after maturity of the senior notes.

2,000,000	2,000,000

$14,520,514	$15,520,514

Interest expense on related party loans for the years ended December 31 2014 and 2013 was $670,648 and $630,099, respectively. $54,239 and $54,117 remained payable at December 31, 2014 and 2013, respectively.

Minimum annual payments are as follows:

Year Ending December 31,
2015	$—
2016	12,520,514
2017	2,000,000

Total minimum annual payments	$14,520,514

DANCO ACQUISITION CORPORATION

NOTES TO FINANCIAL STATEMENTS

December 31, 2014 and 2013

(unaudited)

NOTE 7 – NOTES PAYABLE (Continued)

As part of the March 2013 amendment to the Notes A, B and C discussed above and the line of credit discussed in Note 8, Exit Fees were added, which are summarized as follows:

•	For Note A and the line of credit, the Exit Fee is equal to the sum of the Differential Amounts on each interest payment date from the date of amendment through the date of a Change of Control, with the Differential Amount being the difference between the maximum interest rate and the minimum interest rate. The Exit Fee is payable upon occurrence of a Change of Control.

•	For Note B, the Exit Fee is equal to the sum of a) for the period from October 16, 2007 through and including June 30, 2012, 2.50% per annum on the greater of (i) the outstanding principal amount of the Note (Original Note and the Prior Note) and (ii) 75% of the original principal amount of the Original Note, plus b) for the period from July 1, 2012 through and including the Maturity Date, 8.75% per annum on the greater of (i) 75% of the original principal amount of the Note and (ii) 75% of the original principal amount of the Original Note, plus c) the sum of the Differential Amounts on each Interest Payment Date from the date of amendment through the date of a Change of Control, with the Differential Amount being the difference between the maximum interest rate and the minimum interest rate. The Exit Fee is payable upon occurrence of a Change of Control.

•	For Note C, the Exit Fee is equal to the amount accrued at a rate of 20% per annum on the outstanding principal of the Original Notes, from the date of issuance thereof upon earlier of a) a Change of Control or b) the repayment of Obligations (other than Exit Fee) and no obligation to advance. Obligations includes the Term A, B and Revolving Note exit fees as defined in the Note Purchase Agreement. The Exit Fee is payable upon the earlier of an occurrence of a Change of Control or repayment of Obligations.

As the exit fees for Note A, B and line of credit are contingent upon a Change of Control and for Note C contingent upon either a Change of Control or repayment of all Obligations (including the exit fees of the other Notes), they are considered contingent interest payments. As they are contingent, the Company has assessed the probability of payment of the exit fees and has determined it is not likely. A change of control is uncertain and, as a result, no amounts have been accrued for the exit fees. As of December 31, 2014, the contingent interest payment liabilities related to these exit fees are as follows:

Note A	$271,751
Note B	3,136,716
Note C	541,315
Line of credit	350,178

Total	$4,299,960

DANCO ACQUISITION CORPORATION

NOTES TO FINANCIAL STATEMENTS

December 31, 2014 and 2013

(unaudited)

NOTE 8 – LINE OF CREDIT

The Company has an outstanding line of credit with an affiliated entity of a majority stockholder. The line of credit bears interest at the greater of 10.0% or the LIBOR rate plus 4.0% or the Company may request the interest to be calculated at 4.0% per year.

During the year ended December 31, 2012, the line of credit agreement with an affiliated entity of a majority equity holder was amended. The amendment to the Company’s outstanding line of credit increased the line of credit to $2,250,000 from $1,500,000. In March 2013, in conjunction with the amendments to the Company’s notes payable amendments as discussed in Note 7, the line of credit was amended and restated to increase the facility size to $3,150,000 and to extend the maturity date to August 1, 2015. In August 2014, the facility size was further increased to $4,550,000. In February 2015, the maturity date was extended to August 2016.

At December 31, 2014 and 2013, the Company had outstanding borrowings under this agreement of $4,000,000 and $3,150,000, respectively. The Company drew down $850,000 and $981,659 on this line during the years ended December 31, 2014 and 2013, respectively. The interest rate at December 31, 2014 and 2013 was 4%. Interest payments are due monthly, and all amounts outstanding on the line are due as of the maturity date of August 1, 2016. The line is secured by substantially all assets of the Company.

NOTE 9 – SERIES A PREFERRED STOCK

As part of the acquisition of the Company on October 17, 2007, the Company issued 42 shares of Series A preferred stock for total consideration of $4,200,000. These shares entitle the holder to cumulative annual dividends at a rate of 8% accrued through February 26, 2013. On February 26, 2013, the Company modified its articles of incorporation related to the preferences of the Company’s preferred stock, whereby the preferred stock no longer accrue dividends effective February 26, 2013. As of December 31, 2014 and 2013, no dividends were declared by the Company’s board of directors or payable by the Company. At December 31, 2014 and 2013, the Series A preferred stock had a total liquidation preference of $6,121,689.

For so long as any shares of Series A Preferred Stock shall be outstanding, no dividend or distribution shall be paid or declared on any junior Security. Additionally, in the event of liquidation, dissolution or winding down, no payment shall be made on any Junior Security unless, in each case, all outstanding shares of Series A Preferred Stock shall be redeemed and paid in full. Dividends payable in additional shares of Junior Securities on any series of Junior Securities shall be permitted.

DANCO ACQUISITION CORPORATION

NOTES TO FINANCIAL STATEMENTS

December 31, 2014 and 2013

(unaudited)

NOTE 10 – COMMON STOCK

The Company issued a fully vested common stock warrant pursuant to the Company’s acquisition agreement dated October 17, 2007. The holder of this common stock warrant has the right to purchase 420 shares of the Company’s common stock for a total exercise price of $1. In conjunction with the $700,000 notes payable issued in September 2012, the Company modified the warrant to increase the number of common stock available to be purchased to 920 shares. The value of the common stock warrant was not significant at the date of modification.

In conjunction with the issuance of the $350,000 and $100,000 notes payable issued during the year ended December 31, 2012, the Company issued warrants which allow the holder the right to purchase 250 and 71.43 common shares, respectively, for an exercise price of $0.50 and $0.14, respectively. The value of the common stock warrants was not significant at the date of issuance.

On February 26, 2013, all warrants were exercised for total proceeds of $1,829. Also on February 26, 2013, a stockholder sold common shares to the Company at $1.00 per share for a cash payment of $580. These shares were then retired by the Company.

On March 31, 2014, the majority stockholder of the Company exchanged 1,237.43 shares of Class A voting common stock for an equal number of shares of the Company’s Class B nonvoting common stock. In addition, members of the Company’s management team purchased 46 shares of the Company’s Class A voting common stock at a price of $1 per share.

NOTE 11 – RESTRICTED STOCK GRANT

During the year ended December 31, 2008, the Company issued 61.5 restricted stock grants of the Company’s Series A common stock. These stock grants vest accordingly: (1) 50% of these grants will vest over a five-year period, cliff vesting 20% each year from the anniversary of the grant date, and (2) 50% of these options will vest if certain performance targets for shareholder return are met upon a change in control or liquidation event. The Company has determined that the fair value of these stock grants and the related stock compensation expense is not significant.

During 2013, the Company issued 7.02 restricted stock grants of the Company’s Series A common stock. These grants have the same vesting terms at the 2008 grants. The Company has determined that the fair value of these stock grants and the related stock compensation expense is not significant. During 2013, 17.29 restricted stock grants were forfeited and reverted to the Company. The number of restricted stock grants outstanding for the years ended December 31, 2014 and 2013 was 51.23 and 51.23, respectively.

DANCO ACQUISITION CORPORATION

NOTES TO FINANCIAL STATEMENTS

December 31, 2014 and 2013

(unaudited)

NOTE 12 – EMPLOYEE BENEFIT PLANS

The Company maintains a qualified deferred compensation plan under Section 401(k) of the Internal Revenue Code (“the Code”). Under the plan, domestic employees may elect to defer up to 25% of their salaries subject to the Internal Revenue Service limits. The Company did not make any discretionary matching contributions to the plan during the years ended December 31, 2014 and 2013.

NOTE 13 – INCOME TAXES

The federal and state income tax provision is summarized as follows:

	2014	2013
Current
Federal	$—	$—
State	1,600	1,600

Total current tax expense	1,600	1,600

Deferred
Federal	—	—
State	—	—

Total deferred tax expense	—	—

Total tax expense	$1,600	$1,600

DANCO ACQUISITION CORPORATION

NOTES TO FINANCIAL STATEMENTS

December 31, 2014 and 2013

(unaudited)

NOTE 13 – INCOME TAXES (Continued)

The tax effects of significant items comprising the Company’s deferred taxes as of December 31, 2014 and 2013 are as follows:

	2014	2013
Deferred tax assets:
Net operating losses	$5,011,248	$4,066,276
Inventory reserve	379,787	498,771
Intangibles	566,411	538,478
General business credits	279,210	242,287
Accruals	112,146	116,006
Unicap inventory	—	25,621
State tax accrual difference	—	544
Goodwill	2,284,668	2,572,705

Total deferred tax assets	8,633,470	8,060,688

Deferred tax liabilities:
Prepaids	(61,208)	(33,924)
Fixed assets	(605,427)	(665,591)

Total deferred tax liabilities	(666,635)	(699,515)

Valuation allowance	(7,966,835)	(7,361,173)

Net deferred taxes	$—	$—

FASB ASC Topic No. 740, “Income Taxes,” requires that the tax benefit of net operating losses (“NOL”), temporary differences and credit carryforwards be recorded as an asset to the extent that management assesses that realization is “more likely than not.” Realization of the future tax benefits is dependent on the Company’s ability to generate sufficient taxable income within the carryforward period. Because of the Company’s recent history of operating losses, management believes that recognition of the deferred tax assets arising from the above-mentioned future tax benefits is currently not likely to be realized and, accordingly, has provided a valuation allowance. The valuation allowance increased by $605,662 and $855,933 during the years ended December 31, 2014 and 2013, respectively.

DANCO ACQUISITION CORPORATION

NOTES TO FINANCIAL STATEMENTS

December 31, 2014 and 2013

(unaudited)

NOTE 13 – INCOME TAXES (Continued)

Net operating losses and tax credit carryforwards as of December 31, 2014 are as follows:

	Amount	Expiration Years
Net operating losses, federal	$12,492,128	2029–2034
Net operating losses, state	13,093,452	2018–2034
Federal tax credits	199,155	2027–2034
State tax credits	121,295	no expiration

The effective tax rate of the Company’s provision for income taxes differs from the federal statutory rate for December 31, 2014 and 2013 principally due to increases in the valuation allowance.

Utilization of the NOL and tax credit carryforwards may be subject to a substantial annual limitation due to ownership change limitations that may have occurred or that could occur in the future, as required by the Code, as amended, as well as similar state provisions. In general, an “ownership change” as defined by the Code results from a transaction or series of transactions over a three-year period resulting in an ownership change of more than 50 percentage points of the outstanding stock of a company by certain stockholders or public groups. Since the Company’s formation, the Company has raised capital through the issuance of capital stock on several occasions which, combined with the purchasing stockholders’ subsequent disposition of those shares, may have resulted in such an ownership change, or could result in an ownership change in the future upon subsequent disposition. The annual limitation may result in the expiration of NOL and tax credit carryforwards before utilization.

The Company has not completed a study to assess whether an ownership change has occurred or whether there have been multiple ownership changes since the Company’s formation due to the complexity and costs associated with such a study and the fact that there may be additional ownership changes in the future. If the Company has experienced an ownership change at any time since its formation, utilization of the NOL or tax credit carryforwards to offset future taxable income and taxes, respectively, would be subject to an annual limitation under the Code, which is determined by first multiplying the value of the Company’s stock at the time of the ownership change by the applicable long-term, tax-exempt rate and then could be subject to additional adjustments, as required. Any limitation may result in expiration of all or a portion of the NOL carryforwards before utilization.

Due to the existence of the valuation allowance, future changes in the Company’s unrecognized tax benefits and recognizable deferred tax benefits after the completion of an ownership change analysis is not expected to impact its effective tax rate.

The Company’s tax years 2007 – 2014 will remain open for examination by federal and state authorities.

DANCO ACQUISITION CORPORATION

NOTES TO FINANCIAL STATEMENTS

December 31, 2014 and 2013

(unaudited)

NOTE 14 – COMMITMENTS AND CONTINGENCIES

The Company has on-going litigation with a former employee regarding a threatened wage claim. Management estimates any settlement is immaterial to the financial statements and should be covered by employment practices liability insurance.

The Company has agreements under noncancelable leases for office, production and warehouse facilities owned by a former stockholder through April 2015 with escalating rent payments. The Company also leases certain equipment under capital leases. The leases are collateralized by the underlying assets. At December 31, 2014 and 2013, property and equipment with a cost of $1,254,066 and $788,743, respectively, were subject to such financing arrangements. The minimum annual rental commitments and future minimum payments under capital lease and equipment financing arrangements are as follows:

Years Ending December 31,	Capital Leases	Operating Leases
2015	$226,087	$99,318
2016	167,347	—
2017	118,708	—
2018	92,800	—
2019	49,494	—

Total minimum future lease payments	654,436	$99,318

Less: amount representing interest	(104,045)

Present value of minimum future lease payments	$550,391

Rental expense under these agreements for the years ended December 31, 2014 and 2013 amounted to $294,586 and $290,578, respectively.

NOTE 15 – SUBSEQUENT EVENTS

The Company has evaluated subsequent events for potential recognition and disclosure from January 1, 2015 through April 6, 2015, the date the financial statements were available to be issued. The Company identified one subsequent event that required disclosure in these financial statements.

In February 2015, the Company extended the maturity date for Notes A, B and C to August 2016, as disclosed in Note 7.